Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

FOURTH QUARTER AND 2017

SAN DIEGO, CALIFORNIA, February 21, 2018....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the fourth quarter and year ended December 31, 2017. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the year ended December 31, 2017:

•      Net income per share was $1.10

•      AFFO per share increased 6.3% to $3.06, compared to 2016

•      Invested $1.52 billion in 303 new properties and properties under development or expansion

•      Dividends paid per common share increased 5.6%, compared to 2016

For the quarter ended December 31, 2017:

•      Net income per share was $0.22

•      AFFO per share was $0.76

•      Invested $562.6 million in 130 new properties and properties under development or expansion

CEO Comments

“We are pleased to achieve another year of high-quality growth in 2017 with AFFO per share increasing 6.3% to $3.06,” said John P. Case, Realty Income’s Chief Executive Officer. “Our earnings growth during the year was primarily driven by robust property acquisitions volume at investment spreads well above our historical average. We completed over $1.5 billion of property acquisitions in 2017 and also ended the year with portfolio occupancy of 98.4%, matching our highest year-end occupancy rate in the last 10 years. We reached this level of occupancy while generating a rent recapture rate of 106% on our re-leasing activities. The consistency of our operations, continued strength of our balance sheet, and track record of performance contributed to Moody’s raising our credit rating to ‘A3’ in the fourth quarter, placing us among only a few REITs with at least one ‘A’ rating.”

“Given our healthy real estate and tenant portfolio, active investment pipeline, and conservative capital structure, we enter 2018 from a position of strength. We expect to acquire $1.0 billion to $1.5 billion in real estate investments based on current market conditions. Additionally, we are introducing 2018 AFFO per share guidance of $3.14 to $3.20, representing annual growth of approximately 3% to 5%.”

Financial Results

Revenue

Revenue for the quarter ended December 31, 2017 increased 8.0% to $310.7 million, as compared to $287.8 million for the same quarter in 2016. Revenue for 2017 increased 10.2% to $1.216 billion, as compared to $1.103 billion for 2016.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended December 31, 2017 was $60.9 million, as compared to $85.7 million for the same quarter in 2016. Net income per share for the quarter ended December 31, 2017 was $0.22, as compared to $0.33 for the same quarter in 2016.

Net income available to common stockholders for 2017 was $301.5 million, as compared to $288.5 million for 2016. Net income per share for 2017 was $1.10, as compared to $1.13 for 2016.

Net income and FFO per share in 2017 were impacted by a $42.4 million loss, equivalent to $0.15 per share, from the December 2017 early redemption of all $550.0 million outstanding 6.75% notes due August 2019.  Net income and FFO were also impacted by a $13.4 million non-cash redemption charge, equivalent to $0.05 per share, on the April 2017 redemption of our 6.625% Monthly Income Class F Preferred Stock. This charge is based on the excess of redemption value over the carrying value of the 6.625% Monthly Income Class F Preferred Stock that represents the original issuance cost that was paid in 2012.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended December 31, 2017 decreased 14.4% to $171.0 million, as compared to $199.8 million for the same quarter in 2016. FFO per share for the quarter ended December 31, 2017 decreased 20.8% to $0.61, as compared to $0.77 for the same quarter in 2016.

FFO for 2017 increased 5.1% to $772.7 million, as compared to $735.4 million for 2016. FFO per share for 2017 decreased 2.1% to $2.82, as compared to $2.88 for 2016.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended December 31, 2017 increased 11.6% to $215.3 million, as compared to $193.0 million for the same quarter in 2016. AFFO per share for the quarter ended December 31, 2017 increased 1.3% to $0.76, as compared to $0.75 for the same quarter in 2016.

AFFO for 2017 increased 13.9% to $838.6 million, as compared to $736.4 million for 2016. AFFO per share for 2017 increased 6.3% to $3.06, as compared to $2.88 for 2016.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In December 2017, Realty Income announced the 81st consecutive quarterly dividend increase, which is the 94th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2017 was $2.55 per share. The amount of monthly dividends paid per share increased 5.6% to $2.527 in 2017 from $2.392 in 2016.

In January 2018, Realty Income increased the amount of the annualized dividend to $2.628 per share, as compared to the February 2017 annualized dividend amount of $2.526 per share, which represents an increase of 4.0%. The new monthly dividend amount of $0.219 per share was paid on February 15, 2018 to shareholders of record on February 1, 2018.

Real Estate Portfolio Update

As of December 31, 2017, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,172 properties located in 49 states and Puerto Rico, leased to 249 different commercial tenants, and doing business in 47 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.5 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2017, portfolio occupancy was 98.4% with 83 properties available for lease out of a total of 5,172 properties in the portfolio, as compared to 98.3% as of September 30, 2017 and December 31, 2016. Economic occupancy, or occupancy as measured by rental revenue, was 98.5% as of December 31, 2017, as compared to 98.5% as of September 30, 2017, and 98.9% as of December 31, 2016.

Since September 30, 2017, when the company reported 86 properties available for lease, the company had 80 lease expirations, re-leased 78 properties and sold five vacant properties during the quarter ended December 31, 2017.  Of the 78 properties re-leased during the fourth quarter of 2017, 71 properties were re-leased to the same tenants, three were re-leased to new tenants without vacancy, and four were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $9.1 million, as compared to the previous annual rent of $8.9 million on the same properties, representing a rent recapture rate of 102.2% on the properties re-leased during the quarter ended December 31, 2017.

Since December 31, 2016, when the company reported 84 properties available for lease, the company had 297 lease expirations, re-leased 259 properties and sold 39 vacant properties during 2017.  Of the 259 properties re-leased during 2017, 235 properties were re-leased to the same tenants, nine were re-leased to new tenants without vacancy, and 15 were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $43.18 million, as compared to the previous annual rent of $40.92 million on the same properties, representing a rent recapture rate of 105.5% on the properties re-leased during 2017.

Rent Increases

During the quarter ended December 31, 2017, same store rents on 4,254 properties under lease increased 1.0% to $244.9 million, as compared to $242.5 million for the same quarter in 2016. During 2017, same store rents on 4,254 properties under lease increased 1.0% to $973.1 million, as compared to $963.3 million for 2016.

Investments in Real Estate

During the quarter ended December 31, 2017, Realty Income invested $562.6 million in 130 new properties and properties under development or expansion, located in 27 states. These properties are 100% leased with a weighted average lease term of approximately 13.6 years and an initial average cash lease yield of 6.3%. The tenants occupying the new properties operate in 16 industries, and the property types are 90.8% retail and 9.2% industrial, based on rental revenue. Approximately 65% of the rental revenue generated from acquisitions during the fourth quarter of 2017 is from investment grade rated tenants.

During 2017, Realty Income invested approximately $1.52 billion in 303 new properties and properties under development or expansion, located in 40 states. These properties are 100% leased with a weighted average lease term of approximately 14.4 years and an initial average lease yield of 6.4%. The tenants occupying the new properties operate in 23 industries, and the property types are 94.5% retail and 5.5% industrial, based on rental revenue.  Approximately 48% of the rental revenue generated from acquisitions during 2017 is from investment grade rated tenants.

Property Dispositions

During the quarter ended December 31, 2017, Realty Income sold 13 properties for $97.5 million, with a gain on sales of $23.2 million, as compared to 26 properties sold for $35.4 million, with a gain on sales of $6.7 million, during the same quarter in 2016.

During 2017, Realty Income sold 59 properties for $167.0 million, with a gain on sales of $40.9 million, as compared to 77 properties sold for $90.5 million, with a gain on sales of $22.0 million, during 2016.

Liquidity and Capital Markets

Capital Raising

In December 2017, Realty Income issued $550 million of senior unsecured notes due 2028 at an effective yield to maturity of 3.68% (2028 notes), $500 million of senior unsecured notes due 2022 at an effective yield to maturity of 2.84% (2022 notes), and $250 million of senior unsecured notes due 2047 at an effective yield to maturity of 4.32% (2047 notes). The 2022 notes constituted a further issuance of, and formed a single series with, the $450 million aggregate principal amount of senior notes due 2022, issued in October 2012. The 2047 notes constituted a further issuance of, and formed a single series with, the $300 million aggregate principal amount of senior notes due 2047, issued in March 2017.

Combined, the new issues of senior notes have a weighted average term of 11.8 years and a weighted average effective yield to maturity of 3.48%. The net proceeds of the December 2017 offering were used to redeem all $550 million aggregate principal amount of our outstanding 6.75% notes due August 2019, including accrued and unpaid interest, to repay borrowings outstanding under our $2.0 billion revolving credit facility, and to the extent not used for those purposes, to fund the development and acquisitions of additional properties, and for other general corporate purposes.

During the quarter ended December 31, 2017, Realty Income raised $135.8 million from the sale of common stock at a weighted average price of $55.54 per share. During 2017, Realty Income raised approximately $1.4 billion from the sale of common stock at a weighted average price of $59.54 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of December 31, 2017, Realty Income had a borrowing capacity of $1.89 billion available on its revolving credit facility.

2018 Earnings Guidance

We estimate FFO per share for 2018 of $3.11 to $3.19. FFO per share for 2018 is based on a net income per share range of $1.21 to $1.29, plus estimated real estate depreciation and impairments of $1.97 per share, and reduced by potential estimated gains on sales of investment properties of $0.07 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2018 of $3.14 to $3.20. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on February 22, 2018 at 11:30 a.m. PT to discuss the results. To access the conference, dial (800) 239-9838. When prompted, provide the access code: 7779991.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 7779991. The telephone replay will be available through March 8, 2018. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through March 8, 2018. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the fourth quarter and 2017 operating results are available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,000 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 572 consecutive common stock monthly dividends throughout its 49-year operating history and increased the dividend 95 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	12/31/17	12/31/16	12/31/17	12/31/16
REVENUE
Rental	$298,899	$275,224	$1,166,224	$1,057,413
Tenant reimbursements	11,165	11,363	46,082	43,104
Other	590	1,256	3,462	2,655

Total revenue	310,654	287,843	1,215,768	1,103,172

EXPENSES
Depreciation and amortization	127,033	117,752	498,788	449,943
Interest	61,477	48,935	247,413	219,974
General and administrative	15,219	13,559	58,446	51,966
Property (including reimbursable)	16,652	17,411	69,480	62,865
Income taxes	3,424	449	6,044	3,262
Provisions for impairment	6,679	3,709	14,751	20,664

Total expenses	230,484	201,815	894,922	808,674

Gain on sales of real estate	23,208	6,696	40,898	21,979
Loss on extinguishment of debt	(42,426)	-	(42,426)	-

Net income	60,952	92,724	319,318	316,477

Net income attributable to noncontrolling interests	(100)	(283)	(520)	(906)

Net income attributable to the Company	60,852	92,441	318,798	315,571
Preferred stock dividends	-	(6,770)	(3,911)	(27,080)
Excess of redemption value over carrying value of preferred shares redeemed	-	-	(13,373)	-

Net income available to common stockholders	$60,852	$85,671	$301,514	$288,491

Funds from operations available to common stockholders (FFO)	$170,988	$199,833	$772,665	$735,395
Adjusted funds from operations available to common stockholders (AFFO)	$215,312	$192,964	$838,638	$736,374

Per share information for common stockholders: Net income, basic and diluted	$0.22	$0.33	$1.10	$1.13

FFO:
Basic	$0.61	$0.77	$2.83	$2.88
Diluted	$0.61	$0.77	$2.82	$2.88

AFFO:	$
Basic	$0.76	$0.75	$3.07	$2.89
Diluted	$0.76	$0.75	$3.06	$2.88

Cash dividends paid per common share	$0.636	$0.606	$2.527	$2.392

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Year	Year
	Ended 12/31/17	Ended 12/31/16	Ended 12/31/17	Ended 12/31/16
Net income available to common stockholders	$60,852	$85,671	$301,514	$288,491
Depreciation and amortization	127,033	117,752	498,788	449,943
Depreciation of furniture, fixtures and equipment	(118)	(172)	(557)	(747)
Provisions for impairment	6,679	3,709	14,751	20,664
Gain on sales of real estate	(23,208)	(6,696)	(40,898)	(21,979)
FFO adjustments allocable to noncontrolling interests	(250)	(431)	(933)	(977)
FFO available to common stockholders	$170,988	$199,833	$772,665	$735,395
FFO allocable to dilutive noncontrolling interests	-	266	877	1,435
Diluted FFO (1)	$170,988	$200,099	$773,542	$736,830

FFO per common share:
Basic	$0.61	$0.77	$2.83	$2.88
Diluted	$0.61	$0.77	$2.82	$2.88

Distributions paid to common stockholders	$179,306	$156,741	$689,294	$610,516

FFO available to common stockholders (less than) in excess of distributions paid to common stockholders	$(8,318)	$43,092	$83,371	$124,879

Weighted average number of common shares used for FFO:
Basic	281,923,090	258,373,179	273,465,680	255,066,500
Diluted	282,023,488	259,010,432	273,936,752	255,822,679

(1)    Diluted FFO for the three months ended December 31, 2016 and the years ended December 31, 2017 and 2016 include FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for the three months ended December 31, 2017.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Year	Year
	Ended 12/31/17	Ended 12/31/16	Ended 12/31/17	Ended 12/31/16
Net income available to common stockholders	$60,852	$85,671	$301,514	$288,491
Cumulative adjustments to calculate FFO (1)	110,136	114,162	471,151	446,904
FFO available to common stockholders	170,988	199,833	772,665	735,395
Loss on extinguishment of debt	42,426	-	42,426	-
Excess of redemption value over carrying value of Class F preferred share redemption	-	-	13,373	-
Amortization of share-based compensation	3,305	2,803	13,946	12,007
Amortization of deferred financing costs (2)	1,193	1,492	5,326	5,352
Amortization of net mortgage discounts (premiums)	1,114	(745)	(466)	(3,414)
Gain on interest rate swaps	(2,022)	(7,474)	(3,250)	(1,639)
Leasing costs and commissions	(326)	(233)	(1,575)	(797)
Recurring capital expenditures	(376)	(193)	(912)	(679)
Straight-line rent	(4,859)	(5,239)	(17,191)	(19,451)
Amortization of above and below-market leases	3,800	2,627	14,013	9,297
Other adjustments (3)	69	93	283	303
AFFO available to common stockholders	$215,312	$192,964	$838,638	$736,374
AFFO allocable to dilutive noncontrolling interests	293	262	1,178	1,455
Diluted AFFO (4)	$215,605	$193,226	$839,816	$737,829

AFFO per common share
Basic	$0.76	$0.75	$3.07	$2.89
Diluted	$0.76	$0.75	$3.06	$2.88

Distributions paid to common stockholders	$179,306	$156,741	$689,294	$610,516

AFFO available to common stockholders in excess of distributions paid to common stockholders	$36,006	$36,223	$149,344	$125,858

Weighted average number of common shares used for AFFO:
Basic	281,923,090	258,373,179	273,465,680	255,066,500
Diluted	282,428,692	259,010,432	274,024,934	255,822,679

(1)    See FFO calculation on page six for reconciling items.

(2)    Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)    Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(4)    Diluted AFFO for all periods presented include AFFO allocable to dilutive noncontrolling interests.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended December 31,	2017	2016	2015	2014	2013

Net income available to common stockholders	$60,852	$85,671	$76,171	$71,018	$53,854
Depreciation and amortization	126,915	117,580	105,537	96,376	85,243
Provisions for impairment	6,679	3,709	1,378	1,960	-
Gain on sales of real estate	(23,208)	(6,696)	(5,126)	(25,270)	(14,276)
Merger-related costs	-	-	-	-	138
FFO adjustments allocable to noncontrolling interests	(250)	(431)	(52)	(378)	(329)

FFO	$170,988	$199,833	$177,908	$143,706	$124,630

FFO per diluted share	$0.61	$0.77	$0.71	$0.64	$0.61

AFFO	$215,312	$192,964	$170,023	$145,394	$125,700

AFFO per diluted share	$0.76	$0.75	$0.68	$0.65	$0.62

Cash dividends paid per share	$0.636	$0.606	$0.572	$0.549	$0.546

Weighted average diluted shares outstanding - FFO	282,023,488	259,010,432	249,508,956	223,262,633	203,326,838

Weighted average diluted shares outstanding - AFFO	282,428,692	259,010,432	249,508,956	223,262,633	203,326,838

For the year ended December 31,	2017	2016	2015	2014	2013

Net income available to common stockholders	$301,514	$288,491	$256,686	$227,558	$203,634
Depreciation and amortization	498,231	449,196	408,404	374,179	308,107
Provisions for impairment on investment properties	14,751	20,664	10,560	4,636	3,028
Gain on sales of investment properties	(40,898)	(21,979)	(22,243)	(42,088)	(64,743)
Merger-related costs	-	-	-	-	13,013
FFO adjustments allocable to noncontrolling interests	(933)	(977)	(970)	(1,396)	(1,009)

FFO	$772,665	$735,395	$652,437	$562,889	$462,030

FFO per diluted share	$2.82	$2.88	$2.77	$2.58	$2.41

AFFO	$838,638	$736,374	$647,028	$561,661	$463,139

AFFO per diluted share	$3.06	$2.88	$2.74	$2.57	$2.41

Cash dividends paid per share	$2.527	$2.392	$2.271	$2.192	$2.147

Weighted average diluted shares outstanding - FFO	273,936,752	255,822,679	235,891,368	218,450,863	191,781,622

Weighted average diluted shares outstanding - AFFO	274,024,934	255,822,679	235,891,368	218,450,863	191,781,622

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

(dollars in thousands, except per share data) (unaudited)

	2017	2016
ASSETS
Real estate, at cost:
Land	$4,080,400	$3,752,204
Buildings and improvements	10,936,069	10,112,212
Total real estate, at cost	15,016,469	13,864,416
Less accumulated depreciation and amortization	(2,346,644)	(1,987,200)
Net real estate held for investment	12,669,825	11,877,216
Real estate held for sale, net	6,674	26,575
Net real estate	12,676,499	11,903,791
Cash and cash equivalents	6,898	9,420
Accounts receivable, net	119,533	104,584
Acquired lease intangible assets, net	1,194,930	1,082,320
Goodwill	14,970	15,067
Other assets, net	45,336	37,689
Total assets	$14,058,166	$13,152,871

LIABILITIES AND EQUITY
Distributions payable	$60,799	$55,235
Accounts payable and accrued expenses	109,523	121,156
Acquired lease intangible liabilities, net	268,796	264,206
Other liabilities	116,869	85,616
Line of credit payable	110,000	1,120,000
Term loans, net	445,286	319,127
Mortgages payable, net	325,941	466,045
Notes payable, net	5,230,244	3,934,433
Total liabilities	6,667,458	6,365,818

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, no shares issued and outstanding as of December 31, 2017 and 16,350,000 issued and outstanding as of December 31, 2016, liquidation preference $25.00 per share	-	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 284,213,685 shares issued and outstanding as of December 31, 2017 and 260,168,259 shares issued and outstanding as of December 31, 2016	9,624,264	8,228,594
Distributions in excess of net income	(2,252,763)	(1,857,168)
Total stockholders’ equity	7,371,501	6,766,804
Noncontrolling interests	19,207	20,249
Total equity	7,390,708	6,787,053
Total liabilities and equity	$14,058,166	$13,152,871

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%

Compound Average Annual Total Return (5)		16.3%		10.8%		10.8%		9.9%		9.9%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)    FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)    Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include  reinvestment of dividends for the annual percentages.

(3)    Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)    Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)    All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through December 31, 2017, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.